Exhibit 10.1

WAIVER, CONSENT AND SECOND AMENDMENT

WAIVER, CONSENT AND SECOND AMENDMENT, dated as of November 3, 2009 (this “Amendment”), to the Loan and Security Agreement, dated as of May 25, 2007 (the “Loan Agreement”), among Del Global Technologies Corp. (“Del Global”), RFI Corporation and Del Medical Imaging Corp. (collectively, the “Borrowers”) and Capital One Leveraged Finance Corp., formerly known as North Fork Business Capital Corporation (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

WITNESSETH:

WHEREAS, the Borrowers and the Lender are parties to the Loan Agreement, under which the Lender has agreed to make, and has made, Loans and other extensions of credit and accommodations to the Borrowers on the terms and subject to the conditions set forth therein; and

WHEREAS, the Borrowers have requested that the Lender agree, and the Lender has agreed, (i) to waive Events of Default that have occurred and are continuing, (ii) to consent to the Borrowers’ departure from complying with certain provisions of the Loan Agreement and (iii) to amend certain provisions of the Loan Agreement, each upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Borrowers and the Lender agree as follows:

SECTION 1. Waivers. Effective as of the date hereof, subject to the satisfaction of the conditions of effectiveness specified in Section 4 hereof, the Lender hereby waives the Events of Default that have occurred and are continuing under Section 9.1(b) of the Loan Agreement as a result of violations of Sections 8.1 and 8.2 of the Loan Agreement solely for the period ended July 31, 2009.

SECTION 2. Consents. Effective as of the date hereof, subject to the satisfaction of the conditions of effectiveness specified in Section 4 hereof, the Lender hereby consents to (i) the change of the Borrowers’ chief executive office and principal place of business to 100 Pine-Aire Drive, Bay Shore, New York 11706 and (ii) the sale of all or substantially all of the assets, the liquidation or the dissolution of Del Medical Imaging Corp. in accordance with applicable law.

SECTION 3. Amendments to the Loan Agreement. Effective as of the date hereof, subject to the satisfaction of the conditions of effectiveness specified in Section 4 hereof, the Loan Agreement is amended as follows:

(a)           Section 1.1 is amended as follows:

(i)           by amending and restating the following definitions:

“Adjusted Earnings” means, for any period, with respect to Del Global and its Subsidiaries on a consolidated basis but, without giving effect to the net income of Villa Sistemi or any adjustments thereto (i) net income (as that term is determined in accordance with GAAP) for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period, plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) paid or payable during such period, plus (iv) provision for income tax expense during such period, less (v) provision for income tax benefit during such period, plus (vi) non-recurring unusual or extraordinary losses (including, without limitation, losses arising from the Employment Dispute not to exceed $1,000,000 in the aggregate for all periods) as classified in accordance with GAAP (or less any non-recurring or extraordinary gains), plus (vii) expenses recorded as a result of the issuance of stock options to employees or directors of Del Global, less (viii) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business that is included in the calculation of net income for such period.

“Maximum Amount of the Revolving Facility” means Three Million Dollars ($3,000,000).

“Pricing Increment” means (i) 2.00% per annum for Base Rate Advances and (ii) 4.50% per annum for LIBOR Rate Advances.;

(ii)           by deleting the definitions of “Fixed Charge Coverage Ratio,” “Leverage Ratio” and “Specified Asset Value”; and

(iii)           by inserting the following new definitions in the appropriate alphabetical order:

“Borrowing Base” has the meaning specified in Section 2.1(a).

“Borrowing Base Certificate” has the meaning specified in Section 7.1(k)(vii)

“Eligible Inventory” means only such Inventory of RFI located in the United States consisting of raw materials or finished goods, which is free from any claim of title or Lien in favor of any Person (other than Liens in favor of the Lender) and with respect to which no event has occurred and no condition exists which could reasonably be expected to impair substantially RFI’s ability to use or sell such Inventory in the ordinary course of its business and which the Lender, in its sole discretion, shall deem eligible to serve as collateral for Advances or Letters of Credit, based on such considerations as the Lender may deem appropriate from time to time and less any such reserves as the Lender, in its sole discretion, may require, including, without limitation, reserves for special order goods. No Inventory of RFI shall be Eligible Inventory unless the Lender has a perfected first priority Lien thereon. The value of Eligible Inventory shall be computed at the lower of cost (computed on a “first in, first out” basis) or market. Any Inventory of RFI that is not in the control or possession of RFI and is covered by a warehouse receipt, a bill of lading or other document of title shall in no event be Eligible Inventory unless such warehouse receipt, bill of lading or document of title is in the name of or held by the Lender. No Inventory of RFI shall be Eligible Inventory unless (i) it is located on property owned by RFI; or (ii) it is located on property leased by RFI or in a contract warehouse which is subject to a Collateral Access Agreement executed by the lessor or contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises. No Inventory of RFI shall be Eligible Inventory if it is in transit or it is consigned to or from RFI. In addition, and without limitation of the foregoing, the Lender may treat any Inventory as ineligible if:

(a)           it is not owned solely by RFI or RFI does not have sole and good, valid and marketable title thereto; or

(b)           it is packing or shipping materials or maintenance supplies; or

(c)           it is goods returned or rejected by RFI’s customer; or

(d)           it (i) is excess (as so reserved by RFI from time to time or as otherwise determined by the Lender) or (ii) is obsolete, defective, damaged, slow moving or unmerchantable, or (iii) is samples or inventory on hand which is used for promotional and other sales activities, or (iv) does not otherwise conform to the representations and warranties contained in the Loan Documents; or

(e)           it is repossessed, attached, seized, made subject to a writor distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

(f)           it is goods acquired by RFI in or as part of a “bulk” transfer or sale of assets and such acquisition is not consummated in the ordinary course of business unless RFI has complied with all applicable bulk sales or bulk transfer laws in connection with such acquisition.

“Eligible Receivables” means and includes only those unpaid Receivables of RFI, without duplication, which (i) arise out of a bona fide sale of goods or rendition of services of the kind ordinarily sold or rendered by RFI in the ordinary course of its business, (ii) are made to a Person competent to contract therefor who is not an Affiliate or an employee of RFI and is not controlled by an Affiliate of RFI, (iii) are not subject to renegotiation or redating, (iv) are free and clear of any Lien in favor of any Person other than Liens in favor of the Lender and Liens permitted under clause (iii) of Section 7.2(i) and (v) mature as stated in the invoice or other supporting data covering such sale or services. No Receivable of RFI shall be an Eligible Receivable (i) unless the Lender has a perfected first priority Lien thereon, (ii) if it is more than ninety days past the date of the original invoice therefor or more than sixty days past its due date or (iii) unless the delivery of the goods or the rendition of the services giving rise to such Receivable has been completed. The Lender may treat any Receivable as ineligible if:

(a)           any warranty contained in this Agreement or in any other Loan Document with respect to such Receivable or in any assignment or statement of warranties or representations relating to such Receivable delivered by RFI to the Lender has been breached or is untrue in any material respect or RFI is not in compliance with all applicable laws with respect to such Receivable; or

(b)           the account debtor or any Affiliate of the account debtor has disputed liability, has or has asserted a right of setoff or has made any claim with respect to any other Receivable due from such account debtor or Affiliate to RFI, to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, as the case may be; or

(c)           the account debtor or any of its assets or any Affiliate of the account debtor or any of its assets is the subject of an Insolvency Event or, in the sole discretion of the Lender, is likely to become the subject of an Insolvency Event, unless such account debtor or Affiliate has been provided with a debtor in possession credit facility pursuant to Section 364 of the Bankruptcy Code or a similar arrangement reasonably acceptable to the Lender; or

(d)           the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation; or

(e)           the account debtor is also a supplier to or creditor of RFI, to the extent of the aggregate amount owed by RFI to the account debtor; or

(f)           the sale or rendition of services is to an account debtor outside the United States or Canada, unless it is on letter of credit, acceptance or other terms acceptable to the Lender; or

(g)           fifty percent (50%) or more of the accounts of any account debtor and its Affiliates to RFI are unpaid more than ninety days past the date of the original invoices therefor or more than sixty days past due; or

(h)           the account debtor is the United States of America or any department, agency or instrumentality thereof and such Receivable would cause Eligible Receivables from the United States of America or any department, agency or instrumentality thereof to exceed $250,000, unless RFI assigns its right to payment under such Receivable to the Lender as collateral hereunder in full compliance with (including, without limitation, the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727; 41 U.S.C. § 15); or

(i)           to the extent such Receivable would cause more than 25% of Eligible Receivables to be payable by the same account debtor; or

(j)           the Lender believes, in its sole discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor’s inability or unwillingness to pay.

(b)           Section 2.1(a) is amended by:

(i)           deleting “150% of the Specified Asset Value” and substituting therefor the sum of (i) 85% of the amount of Eligible Receivables, (ii) 40% of the value of Eligible Inventory and (iii) 60% of the fair market value of the Property secured by the Mortgage as determined by the Lender in its sole discretion from time to time (the “Borrowing Base”)”; and

(ii)           adding the following sentence at the end thereof: “The Lender, at any time in the exercise of its reasonable discretion, may (A) establish and increase or decrease reserves against Eligible Receivables and Eligible Inventory, (B) reduce the advance rates against Eligible Receivables and Eligible Inventory, or thereafter increase such advance rates to any level equal to or below the advance rates previously in effect and (C) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of “Eligible Receivables” and “Eligible Inventory.”

(c)           Section 2.1(b) is amended by inserting after “as amended” the following “amended and restated,”.

(d)           Section 2.5(a)(i)(A) is amended by deleting “150% of the Specified Asset Value” and substituting therefor “the Borrowing Base”.

(e)           Section 4.5 is amended by adding at the end thereof the following: “for each month through December 1, 2009 and in the amount of $16,000 for each month thereafter”.

(f)           Section 7.1(k) is amended by adding the following new subsection at the end thereof:

“(vii) Borrowing Base Certificates. Monthly (or more frequently as the Lender may from time to time request), not later than the second Business Day of each month (or the second Business Day following such request), a certificate, substantially in the form of Exhibit H (a “Borrowing Base Certificate”), (i) detailing the Eligible Inventory and the Eligible Receivables, containing a calculation of availability and reflecting all sales, collections, and debit and credit adjustments, as of the last day of (or for) the preceding month (or such shorter period, as the case may be), and (ii) evidencing the fair market value of the Property secured by the Mortgage as of the last day of (or for) the preceding month (or such other date or period as the Lender may designate), which shall be prepared by the chief financial officer of RFI and certified by such officer.”

(g)           Section 8.1 is amended and restated as follows:

“SECTION 8.1 Adjusted Earnings. The Adjusted Earnings for any period set forth below shall not be less than the amount set forth below opposite such period:

Period	Minimum Adjusted Earnings

November 1, 2009 through January 31, 2010	$215,000

November 1, 2009 through April 30, 2010	585,000”

(h)           Sections 8.2(a) and 8.3 are deleted.

(i)           Sections 8.4 and 8.5 are renumbered as Sections 8.2 and 8.3, respectively. Section 9.1(b) is amended by deleting “, 8.3, 8.4”.

(k)           Section 11.1 is amended by deleting

“Del Global Technologies Corp.
11550 West King Street
Franklin Park, Illinois 60131
Telecopy: (847) 510-0423
Attn.: Mr. Mark A. Zorko”

and substituting therefor

“Del Global Technologies Corp.
50B North Gary Avenue
Roselle, Illinois 60172
Telecopy: (847) 510-0423
Attn.: Mr. Mark A. Zorko”

(1)           Exhibit C is amended and restated in the form of Annex I hereto.

(m)           A new Exhibit H is added in the form of Annex II hereto.

(n)           Schedule 6.1(b) is amended and restated in the form of Annex III hereto.

SECTION 4. Conditions of Effectiveness. This Amendment shall become effective when, and only when, the Lender shall have received (a) counterparts of this Amendment, duly executed by the Borrowers, (b) a second amended and restated revolving credit note in the maximum principal amount of $3,000,000, duly executed by each Borrower, (c) payment of an amendment fee in the amount of $75,000, which shall be deemed fully earned when paid and shall be non-refundable, and (d) payment of the costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Lender in connection with this Amendment.

SECTION 5. Representations and Warranties of teh Borrowers. Each Borrower represents and warrants as follows:

(a)           Such Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York or Delaware, as the case may be, and is qualified to do business under the laws of such other jurisdictions in which its failure to so qualify could have a Material Adverse Effect.

(b)           The execution, delivery and performance by such Borrower of this Amendment (i) are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) such Borrower’s Governing Documents, (B) any Requirement of Law or (C) any Material Contract and (ii) will not result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Borrower.

(c)           No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by such Borrower of this Amendment.

(d)           This Amendment and the Loan Agreement as amended hereby constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e)           Except as specified in Schedule 6.1(r) to the Loan Agreement, there is no pending or, to the best of such Borrower’s knowledge after due inquiry, threatened litigation, contested claim, investigation, arbitration or governmental proceeding by or against such Borrower before any court, Governmental Authority or arbitrator which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Amendment or the Loan Agreement as amended hereby.

(f)           Except as specified in Section 1 hereof, no Default has occurred and is continuing.

SECTION 6. Reference to and Effect on the Loan Agreement.

(a)           On and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” and words of like import. and each reference in the other Loan Documents to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

(b)           Except as specifically waived, consented to or amended above, (i) the Loan Agreement and each other Loan Document shall remain in full force and effect and are hereby ratified and confirmed by each of the parties hereto and (ii) the Lender shall not be deemed to have waived any rights or remedies it may have under the Loan Agreement, any other Loan Document or applicable law.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of or an amendment to any right, power or remedy of the Lender under any of the Loan Documents, or constitute a waiver of or an amendment to any provision of any of the Loan Documents.

SECTION 7. Costs and Expenses. The Borrowers agree to pay, on demand, all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the preparation, negotiation and execution of this Amendment (including, without limitation, the reasonable fees and expenses of counsel to the Lender).

SECTION 8. Counterparts; Telecopied Signatures. This Amendment may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other electronic means with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

SECTION 9. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DEL GLOBAL TECHNOLOGIES CORP.

By:	/s/ Mark Zorko
	Name:	Mark Zorko
	Title:	Chief Financial Officer

RFI CORPORATION

By:	/s/ Mark Zorko
	Name:	Mark Zorko
	Title:	Chief Financial Officer

DEL MEDICAL IMAGING CORP.

By:	/s/ Mark Zorko
	Name:	Mark Zorko
	Title:	Chief Financial Officer

CAPITAL ONE LEVERAGED FINANCE CORP., formerly known as NORTH FORK BUSINESS CAPITAL CORPORATION

By:	/s/ Robert R. Wallace
	Name:	Robert R. Wallace
	Title:	Senior Vice President